Exhibit 99

Marine Products Corporation Reports 2007 Fourth Quarter and
Annual Financial Results

ATLANTA, January 23, 2008 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended December 31, 2007.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including SSi Sportboats, SSX Sportdecks, Sunesta Wide Techs and Xtremes, Signature Cruisers, and outboard sport fishing boats by Robalo.

For the quarter ended December 31, 2007, Marine Products generated net sales of $58,947,000, a 5.9 percent increase compared to $55,680,000 last year.  The increase in net sales was due to a 12.3 percent increase in the average selling price per boat, partially offset by a 5.4 percent decrease in the number of boats sold.  Gross profit for the quarter was $12,299,000, or 20.9 percent of net sales, compared to $11,748,000, or 21.1 percent of net sales, in the prior year.   In spite of the continuation of the downturn in the recreational pleasure boat market, Marine Products realized an increase in net sales.  This increase was due in large part to the success of the new Chaparral Sunesta Wide Tech and Xtreme, introduced in the 2008 model year, which began in the third quarter, and the continued strong sales of the SSX Sportdecks introduced in the 2007 model year.

Operating income for the quarter was $4,905,000, a 12.1 percent increase compared to the fourth quarter last year due to higher gross profit.  Selling, general and administrative expenses in the fourth quarter of 2007 were approximately the same as prior year.  Due to the variable nature of many of these expenses, they increase with higher sales and profitability.  However, warranty expense was slightly lower in the fourth quarter of 2007 than in the prior year, offsetting most of the increase in other expenses.  Operating income was 8.3 percent of net sales for the quarter compared to 7.9 percent of net sales in the prior year.

Net income for the quarter ended December 31, 2007 was $4,002,000, an 8.5 percent increase compared to $3,687,000 in the prior year.  Net income increased due to higher operating income, partially offset by lower interest income.  Diluted earnings per share for the quarter were $0.11, a 22.2 percent increase compared to $0.09 diluted earnings per share in the prior year.  In addition to the impact of higher net income, diluted earnings per share increased due to a lower number of shares outstanding, as a result of stock repurchases made under the Company’s open market share repurchase program during the past 12 months.  The positive impact of the lower number of shares outstanding was $0.01 per diluted share.

4th Quarter 2007 Press Release

Net sales for the twelve months ended December 31, 2007 were $244,273,000, a 6.5 percent decrease compared to 2006.  Net income for the year decreased 19.2 percent to $16,423,000 or $0.43 diluted earnings per share compared to $20,314,000 or $0.52 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, "The fourth quarter of 2007 marks our first quarterly sales increase since the third quarter of 2005.  This increase is due primarily to the strong sales of our re-designed Sunesta Wide Tech and Xtreme, although sales increased in our Signature Cruiser and Robalo sport fishing boats as well.  This new model not only had higher unit sales than the earlier Sunesta, but it carries higher average selling prices as well.  We are very pleased with this reception by the market, and believe that the early success of this model is a strong testament to our product development expertise and long-term commitment.  In addition to the new Sunesta, we are continuing with the development of our 40-foot Sport Yacht.

Hubbell continued, "We are in the midst of the winter boat show season, and as always, we are monitoring attendance and sales for an indication of the strength of the upcoming retail selling season.  At this point, the indications are that general attendance and our sales are comparable to, or lower than last year, with regional variances based on the local economy, weather, and boating conditions in specific markets.  We also note that the severe drought in the Southeast has negatively impacted our sales in several of these large markets.

“While we are happy with the success of our new Sunesta and this quarter’s financial results compared to the prior year, we believe that the boating industry’s long downturn will continue for at least the near term.  Fuel prices continue to be high, and the problems in the residential mortgage market which came to light in 2007 continue to impact both consumer confidence as a whole, as well as consumer spending decisions in popular boating areas such as Florida and California.  We will continue to use our financial strength and other resources to continue developing new products which will allow us to increase our competitive advantages during a difficult time in our industry.”

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

4th Quarter 2007 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that general attendance during the winter boat show season and our sales indicate that the upcoming retail selling season will be comparable to or lower than last year; the severe drought in the Southeast has a negative impact on sales in several large markets; our belief that the boating industry’s long down turn will continue for at least the near term; our ability to use our financial strength and other resources to continue developing new products which will allow us to increase our competitive advantages during a difficult time in our industry; and our belief that we are prepared to capitalize on opportunities to increase our market share and generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2006.

For information contact:

BEN M. PALMER
Chief Financial Officer
404.321.7910
irdept@marineproductscorp.com

JIM LANDERS
V.P. Corporate Finance
404.321.2162
jlanders@marineproductscorp.com

4th Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (In thousands except per share data)

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
			%			%
	2007	2006	BETTER	2007	2006	BETTER
			(WORSE)			(WORSE)
Net Sales	$58,947	$55,680	5.9%	$244,273	$261,378	(6.5	) %
Cost of Goods Sold	46,648	43,932	(6.2)	191,810	201,971	5.0
Gross Profit	12,299	11,748	4.7	52,463	59,407	(11.7)
Selling, General and Administrative Expenses	7,394	7,371	(0.3)	30,228	32,474	6.9
Operating Income	4,905	4,377	12.1	22,235	26,933	(17.4)
Interest Income	642	804	(20.1)	2,590	2,502	3.5
Income Before Income Taxes	5,547	5,181	7.1	24,825	29,435	(15.7)
Income Tax Provision	1,545	1,494	(3.4)	8,402	9,121	7.9
NET INCOME	$4,002	$3,687	8.5%	$16,423	$20,314	(19.2	) %

EARNINGS PER SHARE
Basic	$0.11	$0.10	10.0%	$0.44	$0.54	(18.5	) %
Diluted	$0.11	$0.09	22.2%	$0.43	$0.52	(17.3	) %

AVERAGE SHARES OUTSTANDING
Basic	36,469	37,315		37,148	37,339
Diluted	37,518	38,945		38,290	38,978

4th Quarter 2007 Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At December 31, (Unaudited)	(in thousands)
	2007	2006
ASSETS
Cash and cash equivalents	$3,233	$54,456
Marketable securities	8,870	652
Accounts receivable, net	3,540	2,980
Inventories	33,159	29,556
Income taxes receivable	1,321	834
Deferred income taxes	2,746	3,244
Prepaid expenses and other current assets	2,159	1,873
Total current assets	55,028	93,595
Property, plant and equipment, net	15,944	16,641
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	36,087	3,715
Deferred income taxes	1,098	1,449
Other assets	6,796	5,006
Total assets	$118,726	$124,179

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,621	$3,455
Accrued expenses and other liabilities	14,294	13,634
Total current liabilities	18,915	17,089
Pension liabilities	5,572	4,670
Other long-term liabilities	482	1,019
Total liabilities	24,969	22,778
Common stock	3,602	3,791
Capital in excess of par value	-	13,453
Retained earnings	90,105	84,875
Accumulated other comprehensive income (loss)	50	(718)
Total stockholders' equity	93,757	101,401
Total liabilities and stockholders' equity	$118,726	$124,179